Exhibit 99.2

As revised to reflect the transfer of SunGard’s K-12 business from its Public Sector segment to its Higher Education segment.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are one of the world’s leading software and technology services companies. We provide software and technology services to financial services, higher education and public sector organizations. We also provide disaster recovery services, managed services, information availability consulting services and business continuity management software. We serve more than 25,000 customers in more than 70 countries. Our high quality software solutions, excellent customer support and specialized technology services result in strong customer retention rates across our business segments and create long-term customer relationships. We believe that we are one of the most efficient operators of mission-critical IT solutions as a result of the economies of scale we derive from serving multiple customers on shared processing platforms.

We operate our business in four segments: Financial Systems (“FS”), Higher Education (“HE”), Public Sector (“PS”) and Availability Services (“AS”). Our FS segment primarily serves financial services companies, corporate and government treasury departments and energy companies. Our HE segment primarily serves higher education institutions. Our PS segment primarily serves state and local governments and not-for-profit organizations. Our AS segment serves IT-dependent companies across virtually all industries.

SunGard is a wholly owned subsidiary of SunGard Holdco LLC, which is wholly owned by SunGard Holding Corp., which is wholly owned by SunGard Capital Corp. II (“SCCII”), which is a subsidiary of SunGard Capital Corp (“SCC”). SCCII and SCC are collectively referred to as the “Parent Companies.” All four of these companies were formed for the purpose of facilitating the LBO and are collectively referred to as the “Holding Companies.”

SunGard Data Systems Inc. (“SunGard”) was acquired on August 11, 2005 in a leveraged buy-out by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake and TPG (the “LBO”). Our Sponsors continually evaluate various strategic alternatives with respect to the Company, including a potential spin-off of the AS business to our current equity holders. We expect that if we were to spin-off any business segment, that business segment would incur new debt and we would repay a portion of our existing indebtedness. Additionally, it is possible that along with any spin-off, we would receive cash proceeds from an issuance of equity of one of our Parent Companies. There can be no assurance that we will ultimately pursue any strategic alternatives with respect to any business segment, including AS, or an equity issuance or, if we do, what the structure or timing for any such transaction would be.

FS provides mission-critical software and technology services to virtually every type of financial services institution, including buy-side and sell-side institutions, third-party administrators, wealth managers, retail banks, insurance companies, corporate treasuries and energy trading firms. Our broad range of complementary software solutions and associated technology services help financial services institutions automate the business processes associated with trading, managing portfolios and accounting for investment assets.

HE provides software and technology services primarily to colleges and universities as well as to school districts. Education institutions rely on our broad portfolio of solutions and technology services to improve the way they teach, learn, manage and connect with their constituents.

PS provides software and technology services designed to meet the specialized needs of local, state and federal governments, public safety and justice agencies, utilities, nonprofits and other public sector institutions.

AS provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software to 10,000 customers in North America and Europe. With five million square feet of data center and operations space, AS assists IT organizations across virtually all industry and government sectors to prepare for and recover from emergencies by helping them minimize their computer downtime and optimize their uptime. Through direct sales and channel partners, AS helps organizations ensure their people and customers have uninterrupted access to the information systems they need in order to do business.

Global Economic Conditions

Current instability in the worldwide financial markets, including volatility in and disruption of the credit markets, has resulted in uncertain economic conditions. Late in 2008, a global financial crisis triggered unprecedented market volatility and depressed economic growth. In 2009, the markets began to slowly stabilize as the year progressed and continued to improve in 2010. However, the current economic conditions remain dynamic and uncertain and are likely to remain so into 2011. Irrespective of global economic conditions, we are positive about our competitive position and our current product portfolio. We believe that SunGard is well-positioned to capitalize on new opportunities to increase revenue as the global economy improves. We remain focused on executing in the areas we can control by continuing to provide high-value products and solutions while managing our expenses.

SunGard’s results of operations typically trail current economic activity, largely due to the multi-year contracts that generate the majority of our revenue. We participate in the financial services, higher education and public sector industries and, in our availability services business, across a broad cross-section of the economy. Each of these sectors, to varying degrees, has experienced some disruption. The results in 2010 reflect the impact of these challenging economic conditions. In response, we have right-sized our expense base in line with expected revenue opportunities but have continued to invest in capital spending, product development and to opportunistically acquire technology through acquisitions.

The following discussion reflects the results of operations and financial condition of SCC, which are materially the same as the results of operations and financial condition of SCCII and SunGard. Therefore, the discussions provided are applicable to each of SCC, SCCII and SunGard unless otherwise noted. Also, the following discussion includes historical and certain forward-looking information that should be read together with the accompanying Consolidated Financial Statements and related footnotes and the discussion above of certain risks and uncertainties (see ITEM 1A—RISK FACTORS) that could cause future operating results to differ materially from historical results or the expected results indicated by forward-looking statements.

Use of Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. Those estimates and judgments are based on historical experience, future expectations and other factors and assumptions we believe to be reasonable under the circumstances. We review our estimates and judgments on an ongoing basis and revise them when necessary. Actual results may differ from the original or revised estimates. A summary of our significant accounting policies is contained in Note 1 of Notes to Consolidated Financial Statements. A description of the most critical policies and those areas where estimates have a relatively greater effect in the financial statements follows. Our management has discussed the critical accounting policies described below with our audit committee.

Intangible Assets and Purchase Accounting

Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. Identifiable intangible assets include customer base (which includes customer contracts and relationships), software and trade name. Goodwill represents the excess of cost over the fair value of net assets acquired.

The estimated fair values and useful lives of identifiable intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, the nature of the business acquired, the specific characteristics of the identified intangible assets, and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, technological developments, economic conditions and competition. In connection with our determination of fair values for the LBO and for other significant acquisitions, we engage independent appraisal firms to assist us with the valuation of intangible (and certain tangible) assets acquired and certain assumed obligations.

We periodically review carrying values and useful lives of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors that could indicate an impairment include significant underperformance of the asset as compared to historical or projected future operating results, or significant negative industry or economic trends. When we determine that the carrying value of an asset may not be recoverable, the related estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset are compared to the carrying value of the asset. If the sum of the estimated future undiscounted cash flows is less than the carrying amount, we record an impairment charge based on the difference between the carrying value of the asset and its fair value, which we estimate based on discounted expected future cash flows. In determining whether an asset is impaired, we make assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other relevant factors. If these estimates or their related assumptions change, we may be required to record impairment charges for these assets.

We are required to perform a goodwill impairment test, a two-step test, annually and more frequently when negative conditions or a triggering event arise. We complete our annual goodwill impairment test as of July 1. In step one, the estimated fair value of each reporting unit is compared to its carrying value. We estimate the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). If there is a deficiency (the estimated fair value of a reporting unit is less than the carrying value), a step two test is required. In step two, the amount of any goodwill impairment is measured by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of goodwill, with the resulting impairment reflected in operations. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Estimating the fair value of a reporting unit requires various assumptions including projections of future cash flows, perpetual growth rates and discount rates that reflect the risks associated with achieving those cash flows. The assumptions about future cash flows and growth rates are based on management’s assessment of a number of factors including the reporting unit’s recent performance against budget, performance in the market that the reporting unit serves, as well as industry and general economic data from third party sources. Discount rate assumptions are based on an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit. For our most recent annual impairment test as of July 1, 2010, the discount rates used were 10% or 11% and perpetual growth rates used were 3% or 4%, based on the specific characteristics of the reporting unit.

Based on the results of our July 1, 2010 step one tests, we determined that the carrying value of our Public Sector North America (“PS NA”) reporting unit, Public Sector United Kingdom (“PS UK”) reporting unit, which has since been sold and is included in discontinued operations, and our Higher Education Managed Services (“HE MS”) reporting unit were in excess of their respective fair values and a step two test was required for each of these reporting units. The primary drivers for the decline in the fair value of the reporting units compared to the prior year is the reduction in the perpetual growth rate assumption used for each of these three reporting units, stemming from the disruption in the global financial markets, particularly the markets in which these three reporting units serve. Furthermore, there was a decline in the cash flow projections for the PS NA and PS UK reporting units, compared to those used in the 2009 goodwill impairment test, as a result of decline in the overall outlook for these two reporting units. Additionally, the discount rate assumption used in 2010 for the PS UK reporting unit was higher than the discount rate used in the 2009 impairment test.

A one percentage point increase in the perpetual growth rate or a one percentage point decrease in the discount rate would have resulted in our HE MS reporting unit having a fair value in excess of carrying value and a step two test would not have been required.

Prior to completing the step two tests, we first evaluated the long-lived assets, primarily the software, customer base and property and equipment, for impairment. In performing the impairment tests for long-lived assets, we estimated the undiscounted cash flows for the asset groups over the remaining useful lives of the reporting unit’s primary asset and compared that to the carrying value of the asset groups. There was no impairment of the long-lived assets.

In completing the step two tests to determine the implied fair value of goodwill and therefore the amount of impairment, we first determined the fair value of the tangible and intangible assets and liabilities. Based on the testing performed, we determined that the carrying value of goodwill exceeded its implied fair value for each of the three reporting units and recorded a goodwill impairment charge of $328 million, of which $237 million is presented in continuing operations and $91 million in discontinued operations.

We have three other reporting units, whose goodwill balances in the aggregate total $2.1 billion as of December 31, 2010, where the excess of the estimated fair value over the carrying value of the reporting unit was less than 10% of the carrying value as of the July 1, 2010 impairment test. A one percentage point decrease in the perpetual growth rate or a one percentage point increase in the discount rate would cause each of these reporting units to fail the step one test and require a step two analysis, and some or all of this goodwill could be impaired. Furthermore, if any of these units fail to achieve expected performance levels or experience a downturn in the business below current expectations, goodwill could be impaired.

Our remaining 10 reporting units, whose goodwill balances in aggregate total $3.2 billion as of December 31, 2010, each had estimated fair values in excess of 25% more than the carrying value of the reporting unit as of the July 1, 2010 impairment test.

During 2009, based on an evaluation of year-end results and a reduction in the revenue growth outlook for the AS business, we concluded that AS had experienced a triggering event in its North American reporting unit (“AS NA”), one of two reporting units identified in the July 1, 2009 annual impairment test where the excess of the estimated fair value over the carrying value was less than 10%. As a result, we determined that the carrying value of AS NA was in excess of its fair value. In completing the step two test, we determined that the carrying value of AS NA’s goodwill exceeded its implied fair value by $1.13 billion and recorded a goodwill impairment charge for this amount.

As a result of the change in the economic environment in the second half of 2008 and completion of the annual budgeting process, we completed an assessment of the recoverability of our goodwill in December 2008. In completing this review, we considered a number of factors, including a comparison of the budgeted revenue and profitability for 2009 to that included in the annual impairment test conducted as of July 1, 2008, and the amount by which the fair value of each reporting unit exceeded its carrying value in the 2008 impairment analysis, as well as qualitative factors such as the overall economy’s effect on each reporting unit. Based on this analysis, we concluded that the decline in expected future cash flows in one of our PS reporting units, which has since been sold and is presented in discontinued operations, was sufficient to result in an impairment of goodwill of $128 million.

Revenue Recognition

In the fourth quarter of 2010 we adopted, retrospective to the beginning of the year, the provisions of Accounting Standards Update No. 2009-13, Revenue Recognition—Multiple—Deliverable Revenue Arrangements (“ASU 2009-13”) and Accounting Standards Update 2009-14, Software—Certain Revenue Arrangements that Include Software Elements (“ASU 2009-14”). ASU 2009-13 amended existing accounting guidance for revenue recognition for multiple-element arrangements by establishing a selling price hierarchy that allows for the best estimated selling price (“BESP”) to determine the allocation of arrangement consideration to a deliverable in a multiple element arrangement where neither vendor specific objective evidence (“VSOE”) nor third-party evidence (“TPE”) is available for that deliverable. ASU 2009-14 modifies the scope of existing software guidance to exclude tangible products containing software components and non-software components that function together to deliver the product’s essential functionality. In addition, ASU 2009-14 provides guidance on how a vendor should allocate arrangement consideration to non-software and software deliverables in an arrangement where the vendor sells tangible products containing software components that are essential in delivering the tangible product’s functionality. The impact of our adoption of ASU 2009-13 and ASU 2009-14 was not material to our consolidated results of operations for 2010.

The following criteria must be met in determining whether revenue may be recorded: persuasive evidence of a contract exists; services have been provided; the price is fixed or determinable; and collection is reasonably assured.

We generate revenue from the following sources: (1) services revenue, which includes revenue from processing services, software maintenance and support, rentals, recovery and managed services, professional services and broker/dealer fees; and (2) software license fees, which result from contracts that permit the customer to use a SunGard product at the customer’s site.

Services revenue is recorded as the services are provided based on the fair value of each element. Most AS services revenue consists of fixed monthly fees based upon the specific computer configuration or business process for which the service is being provided. When recovering from an interruption, customers generally are contractually obligated to pay additional fees, which typically cover the incremental costs of supporting customers during recoveries. FS services revenue includes monthly fees, which may include a fixed minimum fee and/or variable fees based on a measure of volume or activity, such as the number of accounts, trades or transactions, users or the number of hours of service.

For fixed-fee professional services contracts, services revenue is recorded based upon proportional performance, measured by the actual number of hours incurred divided by the total estimated number of hours for the project. Changes in the estimated costs or hours to complete the contract and losses, if any, are reflected in the period during which the change or loss becomes known.

License fees result from contracts that permit the customer to use a SunGard software product at the customer’s site. Generally, these contracts are multiple-element arrangements since they usually provide for professional services and ongoing software maintenance. In these instances, license fees are recognized upon the signing of the contract and delivery of the software if the license fee is fixed or determinable, collection is probable, and there is sufficient vendor specific evidence of the fair value of each undelivered element. When there are significant program modifications or customization, installation, systems integration or related services, the professional services and license revenue are combined and recorded based upon proportional performance, measured in the manner described above. Revenue is recorded when billed when customer payments are extended beyond normal billing terms, or at acceptance when there is significant acceptance, technology or service risk. Revenue also is recorded over the longest service period in those instances where the software is bundled together with post-delivery services and there is not sufficient evidence of the fair value of each undelivered service element.

With respect to software related multiple-element arrangements, sufficient evidence of fair value is defined as VSOE. If there is no VSOE of the fair value of the delivered element (which is usually the software) but there is VSOE of the fair value of each of the undelivered elements (which are usually maintenance and professional services), then the residual method is used to determine the revenue for the delivered element. The revenue for each of the undelivered elements is set at the fair value of those elements using VSOE of the price paid when each of the undelivered elements is sold separately. The revenue remaining after allocation to the undelivered elements (i.e., the residual) is allocated to the delivered element.

VSOE supporting the fair value of maintenance is based on the optional renewal rates for each product and is typically 18% to 20% of the software license fee per year. VSOE supporting the fair value of professional services is based on the standard daily rates charged when those services are sold separately.

In some software related multiple-element arrangements, the services rates are discounted. In these cases, a portion of the software license fee is deferred and recognized as the services are performed based on VSOE of the services.

From time to time we enter into arrangements with customers who purchase non-software related services from us at the same time, or within close proximity, of purchasing software (non-software multiple-element arrangements). Each element within a non-software multiple-element arrangement is accounted for as a separate unit of accounting provided the following criteria are met: the delivered services have value to the customer on a standalone basis; and, for an arrangement that includes a general right of return relative to the delivered services, delivery or performance of the undelivered service is considered probable and is substantially controlled by us. Where the criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition.

For our non-software multiple-element arrangements, we allocate revenue to each element based on a selling price hierarchy at the arrangement inception. During 2008 and 2009 the fair value of each undelivered element was determined using VSOE, and the residual method was used to assign a fair value to the delivered element if its VSOE was not available. Under the new rules for 2010 described above, the selling price for each element is based upon the following selling price hierarchy: VSOE then TPE then BESP. The total arrangement consideration is allocated to each separate unit of accounting for each of the non-software deliverables using the relative selling prices of each unit based on this hierarchy. We limit the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions. Since under the new hierarchy a fair value for each element will be determinable, the residual method is no longer used.

To determine the selling price in non-software multiple-element arrangements, we establish VSOE of the selling price using the price charged for a deliverable when sold separately. Where VSOE does not exist, TPE is established by evaluating similar competitor products or services in standalone arrangements with similarly situated customers. If we are unable to determine the selling price because VSOE or TPE doesn’t exist, we determine BESP for the purposes of allocating the arrangement by considering pricing practices, margin, competition, and geographies in which we offer our products and services.

Unbilled receivables are created when services are performed or software is delivered and revenue is recognized in advance of billings. Deferred revenue is created when billing occurs in advance of performing services or when all revenue recognition criteria have not been met.

We believe that our revenue recognition practices comply with the complex and evolving rules governing revenue recognition. Future interpretations of existing accounting standards, new standards or changes in our business practices could result in changes in our revenue recognition accounting policies that could have a material effect on our consolidated financial results.

Accounting for Income Taxes

We recognize deferred income tax assets and liabilities based upon the expected future tax consequences of events that have been recognized in our financial statements or tax returns. Deferred income tax assets and liabilities are calculated based on the difference between the financial and tax bases of assets and liabilities using the currently enacted income tax rates in effect during the years in which the differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances. Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the appropriate taxing authority has completed their examination even though the statute of limitations remains open, or the statute of limitation expires. Considerable judgment is required in assessing and estimating these amounts and differences between the actual outcome of these future tax consequences and our estimates could have a material effect on our consolidated financial results.

Accounting for Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate service period. Fair value for stock options is computed using the Black-Scholes pricing model. Determining the fair value of stock-based awards requires considerable judgment, including estimating the expected term of stock options, expected volatility of our stock price, and the number of awards expected to be forfeited. In addition, for stock-based awards where vesting is dependent upon achieving certain operating performance goals, we estimate the likelihood of achieving the performance goals. Differences between actual results and these estimates could have a material effect on our consolidated financial results. A deferred income tax asset is recorded over the vesting period as stock compensation expense is recognized. Our ability to use the deferred tax asset is ultimately based on the actual value of the stock option upon exercise or restricted stock unit upon distribution. If the actual value is lower than the fair value determined on the date of grant, then there could be an income tax expense for the portion of the deferred tax asset that cannot be used, which could have a material effect on our consolidated financial results.

Results of Operations

We evaluate performance of our segments based on operating results before interest, income taxes, goodwill impairment charges, amortization of acquisition-related intangible assets, stock compensation and certain other costs (see Note 12 of Notes to Consolidated Financial Statements). During 2010, we sold our PS UK operation which is presented as discontinued operations.

The following table sets forth, for the periods indicated, certain amounts included in our Consolidated Statements of Operations and the relative percentage that those amounts represent to consolidated revenue (unless otherwise indicated).

	2008		2009		Percent Increase (Decrease) 2009 vs. 2008	2010		Percent Increase (Decrease) 2010 vs. 2009
(in millions)		% of revenue		% of revenue			% of revenue
Revenue
Financial Systems (FS)	$3,078	57%	$3,068	58%	—%	$2,807	56%	(9)%
Higher Education (HE)	594	11%	594	11%	—%	571	11%	(4)%
Public Sector (PS)	162	3%	153	3%	(6)%	145	3%	(5)%

Software & Processing Solutions	3,834	71%	3,815	72%	—%	3,523	71%	(8)%
Availability Services (AS)	1,567	29%	1,517	28%	(3)%	1,469	29%	(3)%

	$5,401	100%	$5,332	100%	(1)%	$4,992	100%	(6)%

Costs and Expenses
Cost of sales and direct operating	$2,601	48%	$2,534	48%	(3)%	$2,201	44%	(13)%
Sales, marketing and administration	1,113	21%	1,088	20%	(2)%	1,141	23%	5%
Product development	309	6%	348	7%	13%	370	7%	6%
Depreciation and amortization	274	5%	288	5%	5%	291	6%	1%
Amortization of acquisition-related intangible assets	472	9%	529	10%	12%	484	10%	(9)%
Goodwill impairment charge	—	—%	1,126	21%	—%	237	5%	(79)%

	$4,769	88%	$5,913	111%	24%	$4,724	95%	(20)%

Operating Income (Loss)
Financial Systems(1)	$608	20%	$618	20%	2%	$624	22%	1%
Higher Education(1)	147	25%	155	26%	5%	149	26%	(4)%
Public Sector(1)	49	30%	43	28%	(12)%	39	27%	(9)%

Software & Processing Solutions(1)	804	21%	816	21%	1%	812	23%	—%
Availability Services(1)	443	28%	380	25%	(14)%	326	22%	(14)%
Corporate administration	(51)	(1)%	(57)	(1)%	(12)%	(73)	(1)%	(28)%
Amortization of acquisition-related intangible assets	(472)	(9)%	(529)	(10)%	(12)%	(484)	(10)%	9%
Goodwill impairment charge	—	—%	(1,126)	(21)%	—%	(237)	(5)%	79%
Stock compensation expense	(35)	(1)%	(33)	(1)%	6%	(31)	(1)%	6%
Other costs(2)	(57)	(1)%	(32)	(1)%	44%	(45)	(1)%	(41)%

Operating Income (Loss)	$632	12%	$(581)	(11)%	(192)%	$268	5%	146%

(1)	Percent of revenue is calculated as a percent of revenue from FS, HE, PS, Software & Processing Solutions, and AS, respectively.

(2)	Other costs include management fees paid to the Sponsors, purchase accounting adjustments, including in 2008 certain acquisition-related compensation expense, merger costs, and certain other costs, partially offset in each year by capitalized software development costs.

The following table sets forth, for the periods indicated, certain supplemental revenue data and the relative percentage that those amounts represent to total revenue.

	2008		2009		Percent Increase (Decrease) 2009 vs. 2008	2010		Percent Increase (Decrease) 2010 vs. 2009
(in millions)		% of revenue		% of revenue			% of revenue
Financial Systems
Services	$2,737	51%	$2,737	51%	—%	$2,448	49%	(11)%
License and resale fees	229	4%	197	4%	(14)%	256	5%	30%

Total products and services	2,966	55%	2,934	55%	(1)%	2,704	54%	(8)%
Reimbursed expenses	112	2%	134	3%	20%	103	2%	(23)%

	$3,078	57%	$3,068	58%	—%	$2,807	56%	(9)%

Higher Education
Services	$491	9%	$490	9%	—%	$465	9%	(5)%
License and resale fees	92	2%	94	2%	2%	98	2%	4%

Total products and services	583	11%	584	11%	—%	563	11%	(4)%
Reimbursed expenses	11	—%	10	—%	(9)%	8	—%	(20)%

	$594	11%	$594	11%	—%	$571	11%	(4)%

Public Sector
Services	$126	2%	$121	2%	(4)%	$120	2%	(1)%
License and resale fees	32	1%	29	1%	(9)%	23	—%	(21)%

Total products and services	158	3%	150	3%	(5)%	143	3%	(5)%
Reimbursed expenses	4	—%	3	—%	(25)%	2	—%	(33)%

	$162	3%	$153	3%	(6)%	$145	3%	(5)%

Software & Processing Solutions
Services	$3,354	62%	$3,348	63%	—%	$3,033	61%	(9)%
License and resale fees	353	7%	320	6%	(9)%	377	8%	18%

Total products and services	3,707	69%	3,668	69%	(1)%	3,410	68%	(7)%
Reimbursed expenses	127	2%	147	3%	16%	113	2%	(23)%

	$3,834	71%	$3,815	72%	—%	$3,523	71%	(8)%

Availability Services
Services	$1,544	29%	$1,496	28%	(3)%	$1,452	29%	(3)%
License and resale fees	6	—%	4	—%	(33)%	3	—%	(25)%

Total products and services	1,550	29%	1,500	28%	(3)%	1,455	29%	(3)%
Reimbursed expenses	17	—%	17	—%	—%	14	—%	(18)%

	$1,567	29%	$1,517	28%	(3)%	$1,469	29%	(3)%

Total Revenue
Services	$4,898	91%	$4,844	91%	(1)%	$4,485	90%	(7)%
License and resale fees	359	7%	324	6%	(10)%	380	8%	17%

Total products and services	5,257	97%	5,168	97%	(2)%	4,865	97%	(6)%
Reimbursed expenses	144	3%	164	3%	14%	127	3%	(23)%

	$5,401	100%	$5,332	100%	(1)%	$4,992	100%	(6)%

Results of operations, excluding broker/dealer business

We assess our performance both with and without one of our trading systems businesses, a broker/dealer with an inherently lower margin than our other software and processing businesses, whose performance is a function of market volatility and customer mix (the “Broker/Dealer”). By excluding the Broker/Dealer’s results, we are able to perform additional analysis of our business which we believe is important in understanding the results of both the Broker/Dealer and the software and processing businesses. We use the information excluding the Broker/Dealer business for a variety of purposes and we regularly communicate our results excluding this business to our board of directors.

The following is a reconciliation of revenue excluding the Broker/Dealer and operating income (loss) excluding the Broker/Dealer, which are each non-GAAP measures, to the corresponding reported GAAP measures that we believe to be most directly comparable for each of 2008, 2009 and 2010 (in millions). While these adjusted results are useful for analysis purposes, they should not be considered as an alternative to our reported GAAP results.

	2008		2009		% change	2010		% change
Revenue
Total	$5,401		$5,332		(1)%	$4,992		(6)%
Less Broker/Dealer business	600		587			184

Total excluding Broker/Dealer business	$4,801		$4,745		(1)%	$4,808		1%

Financial Systems	$3,078		$3,068		—%	$2,807		(9)%
Less Broker/Dealer business	600		587			184

Financial Systems excluding Broker/Dealer business	$2,478		$2,481		—%	$2,623		6%

Operating Income (Loss)
Total	$632		$(581)		(192)%	$268		146%
Less Broker/Dealer business	44	(1)	31	(1)		(33	)(1)

Total excluding Broker/Dealer business	$588		$(612)		(204)%	$301		149%

Financial Systems	$608		$618		2%	$624		1%
Less Broker/Dealer business	47	(1)	34	(1)		(21	)(1)

Financial Systems excluding Broker/Dealer business	$561		$584		4%	$645		10%

(1)	The operating income related to the Broker/Dealer excluded from Total and FS differ because we evaluate performance of our segments based on operating results before goodwill impairment charges, amortization of acquisition-related intangible assets, stock compensation and certain other costs. FS excludes certain of these costs and therefore, we do not need to adjust the Broker/Dealer for these costs. However, these costs are included in Total operating income (loss) and therefore, to the extent applicable, we adjust the Broker/Dealer’s operating income for its portion of these costs.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating Income:

Our total operating margin increased to 5% in 2010 from -11% in 2009 due to $237 million of goodwill impairment charges in 2010 and $1.13 billion of goodwill impairment charges in 2009. In addition, the operating margin was also impacted by a $58 million increase in license fees, the impact from the Broker/Dealer and the decline in AS margin performance.

Financial Systems:

The FS operating margin increased to 22% in 2010 from 20% in 2009. The operating margin improvement is mainly due to a $63 million increase in software license fees, including the recognition of $32 million of license fee backlog that existed at December 31, 2009. Margin improvement from the reduced contribution from the Broker/Dealer and reduced facilities expense was mostly offset by increased employment-related and other operating expenses. The impact of the decrease in the Broker/Dealer’s revenue and operating income on FS operating margin is an increase in 2010 of one margin point.

The most important factors affecting the FS operating margin are:

•	the level of trading volumes,

•	the level of IT spending and its impact on the overall demand for professional services and software license sales,

•	the rate and value of contract renewals, new contract signings and contract terminations,

•	the overall condition of the financial services industry and the effect of any further consolidation among financial services firms, and

•	the operating margins of recently acquired businesses, which tend to be lower at the outset and improve over a number of years.

Higher Education:

The HE operating margin was 26% in each of 2010 and 2009. Although revenue decreased $23 million, we maintained the operating margin primarily by decreasing employment-related expense in managed services.

The most important factors affecting the HE operating margin are:

•	the rate and value of managed services (technology outsourcing services) contract renewals, new contract signings and contract terminations,

•	continued pressure on the level of institutional and school district funding, and

•	the level of IT spending and its impact on the overall demand for professional services and software license sales.

Public Sector:

The PS operating margin was 27% and 28% in 2010 and 2009, respectively. The operating margin decrease is due primarily to a $5 million decrease in software license fees, partially offset by decreased employment-related expense.

The most important factors affecting the PS operating margin are:

•	the rate and value of contract renewals, new contract signings and contract terminations,

•	the level of government funding, and

•	the level of IT spending and its impact on the overall demand for professional services and software license sales.

Availability Services:

The AS operating margin was 22% in 2010 compared to 25% in 2009. The lower margin was driven by the lower mix of revenue from higher margin recovery services, which typically use shared resources, and an absolute decline in recovery services margin due mainly to the lower revenue on a relatively stable fixed cost base and costs related to eliminating redundant network capacity resulting from the redesign and re-architecture of our data communications network. Recovery services cost savings initiatives also produced expense savings in 2010 including lower facilities and employment-related costs. In addition, AS operating margin was impacted by an increase in revenue from lower margin managed services, which use dedicated resources, and an absolute decline in managed services margin due mainly to higher facilities costs, primarily utility costs related to cooling due to warmer summer temperatures and the addition of a new facility, increased employment-related and temporary staffing costs due to an increased focus on service delivery, and increased costs associated with the redesign and re-architecture of our data communications network and natural demand resulting from revenue growth. Also impacting the change in the margin was a decrease in other administrative expenses in North America, including reduced bad debt expense resulting from improved collections and lower professional services expenses, and the decrease in the margin in our European business mostly due to an increase in employment-related costs and depreciation and amortization, partially offset by reduced bad debt expense.

The most important factors affecting the AS operating margin are:

•	the rate and value of contract renewals, new contract signings and contract terminations,

•	the timing and magnitude of equipment and facilities expenditures,

•	the level and success of new product development, and

•	the trend toward availability solutions utilizing more dedicated resources.

The margin rate of the AS European business is lower than the margin rate of the North American business due primarily to a higher concentration of dedicated resources in European recovery services. However, the differential in the margins has narrowed over the past several years because of the growing proportion of managed services in North America.

Revenue:

Total revenue was $4.99 billion in 2010 compared to $5.33 billion in 2009, a decrease of 6%. Organic revenue decreased 7% primarily due to a decline in the Broker/Dealer’s revenue of $403 million, comprised of $367 million of broker/dealer fees and $36 million of reimbursed expenses, partially offset by a $58 million increase in software license fees. Excluding the Broker/Dealer, organic revenue increased 1%. Organic revenue is defined as revenue from businesses owned for at least one year and adjusted for both the effects of businesses sold in the previous twelve months and the impact of currency exchange rates, and excludes revenue from discontinued operations in all periods presented. When assessing our financial results, we focus on growth in organic revenue because overall revenue growth is affected by the timing and magnitude of acquisitions, dispositions and by currency exchange rates.

Our revenue is highly diversified by customer and product. During each of the past three fiscal years, no single customer has accounted for more than 10% of total revenue. On average for the past three fiscal years, services revenue has been approximately 90% of total revenue. About 70% of services revenue is highly recurring as a result of multi year contracts and is generated from (1) software-related services including software maintenance and support, processing and rentals; and (2) recovery and managed services. The remaining services revenue includes (1) professional services, which are recurring in nature as a result of long-term customer relationships; and (2) broker/dealer fees, which are largely correlated with trading volumes. Services revenue decreased to $4.49 billion from $4.84 billion, representing approximately 90% of total revenue in 2010 compared to 91% in 2009. The revenue decrease was mainly due to the $367 million decrease in broker/dealer fees noted.

Professional services revenue was $791 million and $770 million in 2010 and 2009, respectively. The change was due to an increase in FS, partially offset by decreases in AS and HE. Revenue from total broker/dealer fees was $217 million and $570 million in 2010 and 2009, respectively.

Revenue from license and resale fees was $380 million and $324 million for 2010 and 2009, respectively, and includes software license revenue of $291 million and $233 million, respectively.

SunGard ended 2009 with a software license backlog of $35 million in FS, which consisted of signed contracts for licensed software that (i) at our election, was not shipped to the customer until 2010, (ii) we voluntarily extended payment terms or (iii) included products or services not yet deliverable and from which the license element cannot be separated. Of this backlog, $32 million was recognized in 2010.

Financial Systems:

FS revenue was $2.81 billion in 2010 compared to $3.07 billion in 2009, a decrease of 9%. Organic revenue decreased by approximately 9% in 2010. Excluding the Broker/Dealer business, organic revenue increased 6%. The 6% increase is primarily driven by increases in software license, professional services and processing revenue. Professional services revenue increased $50 million, or 9%, to $583 million due to a general increase in demand from existing clients as well as new projects. Processing revenue increased $22 million, or 3%, mainly driven by increases in transaction volumes and additional hosted services. Revenue from license and resale fees included software license revenue of $237 million, an increase of $63 million compared to 2009, reflecting the recognition in 2010 of $32 million that was in backlog at December 31, 2009 and improved economic conditions in 2010.

Higher Education:

HE revenue was $571 million in 2010 compared to $594 million in 2009. The $23 million, or 4%, decrease was all organic and primarily due to decreases in managed services revenue mainly resulting from customers bringing their IT solutions in-house, and professional services mainly due to fewer and smaller-sized customer installations, partially offset by an increase in software support revenue due to sales of new licenses in the past 12 months and annual rate increases. Professional services revenue was $128 million in 2010 compared to $141 million in 2009. Software license fees increased $1 million to $39 million in 2010 from $38 million in 2009. HE includes our K-12 operations for all periods presented.

Public Sector:

PS revenue was $145 million in 2010 compared to $153 million in 2009. The $8 million, or 5%, decrease was all organic and primarily due to a $5 million decrease in software license fees. Revenue from license and resale fees included software license fees of $11 million and $16 million in 2010 and 2009, respectively.

Availability Services:

AS revenue was $1.47 billion in 2010 compared to $1.52 billion in 2009, a 3% decrease overall and organically. In North America, which accounts for approximately 80% of our AS business, revenue decreased 4% overall and 4.5% organically where decreases in recovery services and professional services revenue exceeded growth in managed services revenue. Revenue in Europe, primarily from our U.K. operations, increased 0.5%, but increased 2% organically, where increases in managed services revenue were partially offset by decreases in recovery services revenue. Most of our recovery services revenue is derived from tape-based solutions. Recovery services has been shifting from tape-based solutions to disk-based and managed service solutions. We expect this shift to continue in the future.

Costs and Expenses:

Total costs decreased to 95% of revenue in 2010 from 111% of 2009 revenue. Excluding the goodwill impairment charges of $237 million in 2010 and $1.13 billion in 2009 and the Broker/Dealer’s total costs of $207 million in 2010 and $556 million in 2009, total costs as a percentage of total revenue (also excluding the Broker/Dealer) was unchanged at 89%.

Cost of sales and direct operating expenses as a percentage of total revenue was 44% in 2010 and 48% in 2009, largely the result of the lower volumes of the Broker/Dealer. Excluding the Broker/Dealer’s expenses of $189 million in 2010 and $534 million in 2009, cost of sales and direct operating expenses as a percentage of total revenue (also excluding the Broker/Dealer) was unchanged at 42%. Also impacting the period were lower employee-related expenses in our software and processing businesses, mostly offset by higher AS facilities and data communications network costs associated with the redesign and re-architecture of our data communications network.

Sales, marketing and administration expenses as a percentage of total revenue was 23% and 20% in 2010 and 2009, respectively. Excluding the Broker/Dealer’s expenses of $12 million in 2010 and $13 million in 2009, sales, marketing and administration expenses as a percentage of total revenue (also excluding the Broker/Dealer) was unchanged at 23%. The $53 million increase in sales, marketing and administration expenses was due primarily to higher employment-related expense in FS resulting from increased employment to support both growth in the business and international expansion, principally in Asia and Brazil, as well as annual increases following cost restraint in 2009 due to economic conditions. Also impacting the change were increases in professional services expense, advertising and trade show expenses and currency transaction losses, partially offset by decreases in FS facilities expense, resulting from facilities consolidation in 2009, and lower bad debt expense in AS.

Because AS software development costs are insignificant, it is more meaningful to measure product development expense as a percentage of revenue from software and processing solutions. In 2010 and 2009, software development expenses were 10% and 9%, respectively, of revenue from software and processing solutions.

Amortization of acquisition-related intangible assets was 10% of total revenue in each of 2010 and 2009, respectively. During 2009, we shortened the remaining useful lives of certain intangible assets and also recorded impairment charges of our customer base and software assets of $18 million and $17 million, respectively. These impairments are the result of reduced cash flow projections related to the software and customer base assets that were impaired.

We recorded goodwill impairment charges of $205 million and $32 million in PS and HE, respectively, in 2010 and $1.13 billion in AS in 2009. These impairments are described in the Use of Estimates and Critical Accounting Policies section above.

Interest expense was $638 million in 2010 compared to $637 million in 2009. Interest expense in 2010 compared to 2009 was impacted by the following: (a) lower average borrowings under our term loans at a slightly higher interest rate, (b) higher average debt outstanding resulting from the timing of our borrowings and delayed repayment due to calling bonds that were not tendered related to the refinance of our $1.6 billion of senior notes due 2013 at a lower interest rate, (c) higher average borrowings on our accounts receivable facility at a lower interest rate and (d) lower average borrowings under our revolving credit facility.

The loss on extinguishment of debt in 2010 was due to the early extinguishments of our $1.6 billion of senior notes due in 2013 and our euro-denominated term loans. The loss included $39 million of tender and call premiums.

Other income was $7 million in 2010 compared to $15 million in 2009. The decrease is due primarily to a $9 million decrease in foreign currency transaction gains related to our euro-denominated term loans.

Our overall effective income tax rate is typically between 38% and 40%. The effective income tax rates for each of 2010 and 2009 were a tax benefit of 7% and 6%, respectively, reflecting nondeductible goodwill impairment charges in both years. The reported benefit in 2010 includes a $13 million favorable adjustment due primarily to the impact of tax rate changes on deferred tax assets and liabilities offset by a $48 million unfavorable charge for recording deferred income taxes on unremitted earnings of non-U.S. subsidiaries which are no longer considered to be permanently reinvested. The reported benefit from income taxes in 2009 includes a $12 million favorable adjustment primarily related to utilization in our 2008 U.S. federal income tax return of foreign tax credit carryforwards that were not expected to be utilized at the time of the 2008 tax provision.

Loss from discontinued operations, net of tax, was $180 million in 2010 compared to income from discontinued operations, net of tax, of $4 million in 2009. During 2010, we sold our PS UK operation which included an impairment charge, net of tax, of $91 million and a loss on disposal of approximately $94 million which included the write-off of the currency translation adjustment (CTA) which is included as a separate component of equity.

Accreted dividends on SCCII’s cumulative preferred stock were $191 million and $180 million in 2010 and 2009, respectively. The increase in dividends is due to compounding. No dividends have been declared by SCCII.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following discussion has been updated to reflect the disposition of PS UK and its presentation as a discontinued operation.

Operating Income:

Our total operating margin was -11% in 2009, which included a $1.13 billion goodwill impairment charge, and 12% in 2008. In addition to the goodwill impairment charge, the operating margin was also impacted by the decline in AS, a $33 million decrease in license fees and a $57 million increase in amortization of acquisition-related intangible assets, partially offset by margin improvement in our software and processing businesses primarily due to cost savings.

Financial Systems:

The FS operating margin was unchanged at 20% in each of 2009 and 2008. Margin improvement from cost savings initiatives, primarily in employee-related and consultant costs, was offset by a $30 million decrease in software license revenue and the reduced contribution from the Broker/Dealer mentioned above. The impact of this Broker/Dealer on FS operating margin is a decline of almost one margin point.

Higher Education:

The HE operating margin was 26% in 2009 compared to 25% in 2008. The operating margin increase is due to the impact of cost savings during the year, primarily in employee-related and consultant costs and professional services expenses.

Public Sector:

The PS operating margin was 28% and 30% in 2009 and 2008, respectively. The operating margin decline was due primarily to a $3 million decrease in software license fees.

Availability Services:

The AS operating margin was 25% in 2009 compared to 28% in 2008, primarily due to facility expansions, mostly in Europe, which increased the fixed cost base in advance of anticipated revenue growth, increases in employee-related costs, mostly in North America, increased depreciation and amortization, and the impact of a change in the mix of revenue from recovery services which typically use shared resources to managed services which use dedicated resources.

Revenue:

Total revenue was $5.33 billion in 2009 compared to $5.40 billion in 2008. Included in 2009 was the full year impact from the acquisitions made in 2008 including the October 2008 acquisition of GL TRADE S.A. Organic revenue declined 3% primarily due to a decrease in professional services revenue in FS and HE.

Services revenue decreased to $4.84 billion from $4.90 billion, representing approximately 91% of total revenue in each of 2009 and 2008. The revenue decrease of $54 million in 2009 was mainly due to a decrease in professional services and processing revenue and the impact of changes in currency exchange rates offset in part by an increase in software rentals, primarily from FS acquired businesses.

Professional services revenue was $770 million and $912 million in 2009 and 2008, respectively. The decrease was primarily in FS and HE and was the result of customers delaying or cancelling projects due to the economic climate, as well as completion of certain projects in 2008.

Revenue from license and resale fees was $324 million and $359 million for 2009 and 2008, respectively, and includes software license revenue of $233 million and $266 million, respectively.

SunGard ended 2009 with a software license backlog of $35 million in FS, which consisted of signed contracts for licensed software that (i) at our election, was not shipped to the customer until 2010, (ii) we voluntarily extended payment terms or (iii) included products or services not yet deliverable and from which the license element cannot be separated.

Financial Systems:

FS revenue was $3.07 billion in 2009 compared to $3.08 billion in 2008. Organic revenue decreased by approximately 5% in 2009. Included in 2009 was the full year impact from acquired businesses which mostly offset the decline in organic revenue, largely professional services.

Professional services revenue decreased $120 million or 18% to $533 million. Revenue from license and resale fees included software license revenue of $174 million and $204 million, respectively, in 2009 and 2008.

We expect a material decline in 2010 revenue in one of our trading systems businesses, a Broker/Dealer, as a result of changes in customer mix and lower levels of volatility. The customer mix is impacted by the market-wide dynamics by which active trading firms are opting to become broker/dealers and trade on their own behalf. Beginning in the first quarter of 2010, a major customer of this Broker/Dealer started trading on its own behalf. This Broker/Dealer business, which has an inherently lower margin than our other FS businesses, has driven organic revenue growth over the past three years.

Higher Education:

HE revenue was $594 million in each of 2009 and 2008. Organic revenue decreased 1%. A decline in professional services revenue was mostly offset by increases in processing and software support revenue. Professional services revenue was $141 million in 2009 compared to $157 million in 2008. Software license fees increased $1 million to $38 million in 2009.

Public Sector:

PS revenue was $153 million in 2009 compared to $162 million in 2008. Organic revenue decreased 6% in 2009. The $9 million, or 6%, decrease was due primarily to decreases in professional services and software license fees, partially offset by an increase in software support revenue. Revenue from license and resale fees included software license fees of $16 million and $20 million in 2009 and 2008, respectively.

Availability Services:

AS revenue was $1.52 billion in 2009 compared to $1.57 billion in 2008, a 3% decrease. AS organic revenue was unchanged in 2009. In North America, revenue decreased 1% overall and 2% organically where decreases in recovery services exceeded growth in managed services and professional services revenue. Revenue from license and resale fees included software license revenue of $4 million, a decrease of $2 million from the prior year. Revenue in Europe decreased 12%, but increased 2.5% organically.

Costs and Expenses:

Total costs increased to 111% of revenue in 2009 from 88% of 2008 revenue. Included in 2009 was a $1.13 billion impairment charge related to our AS business.

Cost of sales and direct operating expenses as a percentage of total revenue was 48% in each of 2009 and 2008. Lower employee-related and consultant expenses in our software and processing businesses were partially offset by increased costs from acquired businesses, net of a business sold in 2008.

The decrease in sales, marketing and administration expenses of $25 million was due primarily to decreased costs resulting from FS employee-related expenses partially offset by increased costs from acquired businesses, net of a business sold in 2008, and increases in FS facilities expense.

Because AS software development costs are insignificant, it is more meaningful to measure product development expense as a percentage of revenue from software and processing solutions. In 2009 and 2008, software development expenses were 9% and 8%, respectively, of revenue from software and processing solutions.

Depreciation and amortization as a percentage of total revenue was 5% in each of 2009 and 2008. The $14 million increase in 2009 was due primarily to capital expenditures supporting AS, FS and HE.

Amortization of acquisition-related intangible assets was 10% and 9% of total revenue in 2009 and 2008, respectively. During 2009, we shortened the remaining useful lives of certain intangible assets and also recorded impairment charges of our customer base and software assets of $18 million and $17 million, respectively. During 2008, we recorded impairment charges of our customer base, software and trade name assets of $27 million, $9 million and $3 million, respectively. These impairments are the result of reduced cash flow projections.

We recorded a goodwill impairment charge of $1.13 billion in AS in 2009. This impairment is described in the Use of Estimates and Critical Accounting Policies section above.

Interest expense was $637 million in 2009 compared to $597 million in 2008. The increase is primarily due to increased borrowings from the issuance of $500 million senior notes due 2015, a $500 million increase in the term loan and borrowings under our receivables facility, partially offset by decreased borrowings under our term loans and revolving credit facility, repayment of our senior notes due in January 2009 and interest rate decreases.

Other income was $15 million in 2009 compared to other expense of $93 million in 2008. The income in 2009 was due primarily to $14 million of foreign currency translation gains related to our euro-denominated term loan. In contrast, during 2008, currency translation related to those same euro-

denominated term loans produced $46 million of foreign currency translation losses. Also incurred in 2008 were $25 million of losses on sales of receivables related to our terminated off-balance sheet receivables facility and $17 million of losses on euros purchased in advance of and fees associated with unused alternative financing commitments for the acquisition of GL TRADE.

We believe that our overall effective income tax rate is typically between 38% and 40%. The effective income tax rates for 2009 and 2008 were a tax benefit of 6% and a tax provision of 124%, respectively. The rate in 2009 reflects a nondeductible goodwill impairment charge. The rate in 2008 reflects a charge for tax positions taken in prior years as well as differences in the mix of taxable income in various jurisdictions. The reported benefit from income taxes in 2009 includes a $12 million favorable adjustment primarily related to utilization in our 2008 U.S. federal income tax return of foreign tax credit carryforwards that were not expected to be utilized at the time of the 2008 tax provision.

Income from discontinued operations, net of tax, was $4 million in 2009 compared to loss from discontinued operations, net of tax, of $150 million in 2008. During 2008, we incurred a goodwill impairment charge, net of tax, of $128 million. Also in 2008, we recorded impairment charges of our customer base and software assets of $20 million and $8 million, respectively. These impairments are the result of reduced cash flow projections related to the software and customer base assets that were impaired.

Accreted dividends on SCCII’s cumulative preferred stock were $180 million and $157 million in 2009 and 2008, respectively. The increase in dividends is due to compounding. No dividends have been declared by SCCII.

Liquidity and Capital Resources:

At December 31, 2010, cash and cash equivalents in continuing operations were $778 million, an increase of $136 million from December 31, 2009, while availability under our revolving credit facility was $796 million. Approximately $483 million of cash and cash equivalents at December 31, 2010 was held by our wholly owned non-U.S. subsidiaries. While available to fund operations and strategic investment opportunities abroad, most of these funds cannot be repatriated for use in the United States without incurring additional cash tax costs and in some cases are in countries with currency restrictions. Also, approximately $100 million of cash and cash equivalents at December 31, 2010 relates to our broker/dealer operations which is not available for general corporate use without adversely affecting the operation of the broker/dealer businesses.

Cash flow from continuing operations was $714 million in 2010 compared to cash flow from continuing operations of $607 million in 2009. The increase in cash flow from continuing operations is due primarily to the termination in December 2008 of our off-balance sheet accounts receivable securitization program, which reduced 2009 operating cash flow, and $92 million less of income tax payments, net of refunds, in 2010, partially offset by the reduction in operating income after adjusting for the noncash goodwill impairments in 2010 and 2009. Cash flow from continuing operations was $607 million in 2009 compared to cash flow from continuing operations of $375 million in 2008. The increase in cash flow from continuing operations is due primarily to the positive impact of approximately $287 million from the termination in December 2008 of our off-balance sheet accounts receivable securitization program, offset by an increased use of cash, principally in working capital, in the balance of the business.

Net cash used by continuing operations in investing activities was $385 million in 2010 and $331 million in 2009. During 2010, we spent $82 million for four acquisitions, whereas we spent $13 million for three acquisitions during 2009. Capital expenditures for continuing operations were $312 million in 2010 and $323 million in 2009. In 2008, net cash used by continuing operations in investing activities was $1.1 billion, primarily related to $721 million spent on six acquisitions, including $546 million for the acquisition of GL TRADE S.A. in our FS business, and capital expenditures were $391 million.

In 2010, net cash used by continuing operations in financing activities was $344 million, which included the early retirements of our senior notes due 2013 along with the associated retirement premium and $265 million of term loans, and the issuance of $900 million of senior notes due 2018 and $700 million of senior notes due 2020 (net of associated fees). We also increased our borrowings under our accounts receivable securitization program by $63 million in 2010. In 2009, net cash used by continuing operations in financing activities was $627 million, primarily related to repayment at maturity of the $250 million senior secured notes and repayment of $500 million of borrowings under our revolving credit facility, partially offset by cash received from the new receivables facility (net of associated fees). In 2008, net cash provided by financing activities was $1.3 billion, which was used to fund the acquisition of GL TRADE, replace the liquidity provided by the terminated off-balance sheet accounts receivable securitization facility and repay $250 million of senior notes due in January 2009.

As a result of the LBO, we are highly leveraged. Our Sponsors continually evaluate strategic initiatives, some of which could significantly impact our debt profile. See above Overview. See Note 5 of Notes to Consolidated Financial Statements which contains a full description of our debt. Total debt outstanding as of December 31, 2010 was $8.06 billion, which consists of the following (in millions):

December 31, 2010
Senior Secured Credit Facility:
Secured revolving credit facility	$—
Tranche A, effective interest rate of 3.29%	1,447
Tranche B, effective interest rate of 6.67%	2,468
Incremental term loan, effective interest rate of 6.75%	479

Total Senior Secured Credit Facility	4,394

Senior Notes due 2014 at 4.875%, net of discount of $12	238
Senior Notes due 2015 at 10.625%, net of discount of $4	496
Senior Notes due 2018 at 7.375%	900
Senior Notes due 2020 at 7.625%	700
Senior Subordinated Notes due 2015 at 10.25%	1,000
Secured accounts receivable facility, effective interest rate of 3.76%	313
Other, primarily acquisition purchase price and capital lease obligations	14

8,055
Short-term borrowings and current portion of long-term debt	(9)

Long-term debt	$8,046

Senior Secured Credit Facilities

As of December 31, 2010, SunGard’s senior secured credit facilities (“Credit Agreement”) consist of (1) $1.39 billion of U.S. dollar-denominated tranche A term loans and $62 million of pound sterling-denominated tranche A term loans, each maturing on February 28, 2014, (2) $2.41 billion of U.S. dollar-denominated tranche B term loans and $60 million of pound sterling-denominated tranche B term loans, each maturing on February 28, 2016, (3) $479 million of U.S. dollar-denominated incremental term loans maturing on February 28, 2014 and (4) an $829 million revolving credit facility with $580 million of commitments terminating on May 11, 2013, and $249 million of commitments terminating on August 11, 2011. As of December 31, 2010, $796 million was available for borrowing under the revolving credit facility after giving effect to certain outstanding letters of credit.

In December 2010, we sold our PS UK operation for gross proceeds of £88 million ($138 million). Pursuant to our Credit Agreement, we were required to apply the “Net Proceeds,” as defined in the Credit Agreement, to the repayment of outstanding term loans. Accordingly, we repaid $96 million of SunGard’s U.S. dollar-denominated term loans, $3 million of pound sterling-denominated term loans and $2 million of our euro-denominated term loans. In addition, and concurrent with these mandatory prepayments, other available cash was used to voluntarily repay the remaining $164 million balance outstanding on the euro-denominated term loans.

In January 2011, we amended SunGard’s incremental term loan to (a) eliminate the LIBOR and Base Rate floors and (b) reduce the Eurocurrency Rate spread from 3.75% to 3.50% and the Base Rate spread from 2.75% to 2.50%. The loan maturity was not changed.

Senior Notes

On November 1, 2010, SunGard issued $900 million of 7.375% senior notes due in November 2018 and $700 million of 7.625% senior notes due in November 2020. The proceeds, together with other cash, were used to retire our $1.6 billion 9.125% senior notes due 2013.

The senior notes due 2018 and 2020 contain registration rights by which SunGard has agreed to use its reasonable best efforts to register with the U.S. Securities & Exchange Commission notes having substantially identical terms. SunGard will use its reasonable best efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the senior notes due 2018 and 2020.

If SunGard fails to meet this target (a “registration default”) with respect to the senior notes due 2018 and 2020, the annual interest rate on the senior notes due 2018 and 2020 will increase by 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate. If the registration default is corrected or, if it is not corrected, upon the two year anniversary of the issue date of the senior notes due 2018 and 2020, the applicable interest rate on such senior notes due 2018 and 2020 will revert to the original level.

Receivables Facilities

On September 30, 2010, SunGard entered into an Amended and Restated Credit and Security Agreement related to its receivables facility. Among other things, the amendment (a) increased the borrowing capacity under the facility from $317 million to $350 million, (b) increased the term loan component to $200 million from $181 million, (c) extended the maturity date to September 30, 2014, (d) removed the 3% LIBOR floor and set the interest rate to one-month LIBOR plus 3.5%, which at December 31, 2010 was 3.76%, and (e) amended certain other terms. At December 31, 2010, $200 million was drawn against the term loan commitment and $113 million was drawn against the revolving commitment, which represented the full amount available for borrowing based on the terms and conditions of the facility. At December 31, 2010, $680 million of accounts receivable secure the borrowings under the receivables facility.

In March 2009, SunGard entered into a syndicated three-year receivables facility. The facility limit was $317 million, which consisted of a term loan commitment of $181 million and a revolving commitment of $136 million. Advances may be borrowed and repaid under the revolving commitment with no impact on the facility limit. The term loan commitment may be repaid at any time at SunGard’s option, but such repayment will result in a permanent reduction in the facility limit. Under the receivables facility, SunGard was generally required to pay interest on the amount of each advance at the one month LIBOR rate (with a floor of 3%) plus 4.50% per annum. The facility is subject to a fee on the unused portion of 1.00% per annum. The receivables facility contains certain covenants, and SunGard is required to satisfy and maintain specified facility performance ratios, financial ratios and other financial condition tests.

In December 2008, SunGard terminated its off-balance sheet accounts receivable securitization program. Under that accounts receivable facility, eligible receivables were sold to third-party conduits through a wholly owned, bankruptcy remote, special purpose entity that is not consolidated for financial reporting purposes. SunGard serviced the receivables and charged a monthly servicing fee at market rates. The third-party conduits were sponsored by certain lenders under SunGard’s senior secured credit facilities.

Interest Rate Swaps

We use interest rate swap agreements to manage the amount of our floating rate debt in order to reduce our exposure to variable rate interest payments associated with the senior secured credit facilities. We pay a stream of fixed interest payments for the term of the swap, and in turn, receive variable interest payments based on one-month LIBOR or three-month LIBOR (0.26% and 0.30%, respectively, at December 31, 2010). The net receipt or payment from the interest rate swap agreements is included in interest expense. A summary of our interest rate swaps at December 31, 2010 follows:

Inception	Maturity	Notional Amount (in millions)	Interest rate paid	Interest rate received (LIBOR)
February 2006	February 2011	$800	5.00%	3-Month
January 2008	February 2011	750	3.17%	3-Month
January / February 2009	February 2012	1,200	1.78%	1-Month
February 2010	May 2013	500	1.99%	3-Month

Total/Weighted average interest rate		$3,250	2.93%

Contractual Obligations

At December 31, 2010, our contractual obligations follow (in millions):

	Total	2011	2012 - 2013	2014 - 2015	2016 and After
Short-term and long-term debt(1)	$8,055	$9	$55	$4,004	$3,987
Interest payments(2)	2,704	495	943	763	503
Operating leases	1,365	210	360	276	519
Purchase obligations(3)	300	136	130	34	—

	$12,424	$850	$1,488	$5,077	$5,009

(1)	The senior notes due 2014 and the senior notes due 2015 are recorded at $238 million and $496 million, respectively, as of December 31, 2010, reflecting the remaining unamortized discount. The $16 million discount at December 31, 2010 will be amortized and included in interest expense over the remaining periods to maturity.

(2)	Interest payments consist of interest on both fixed-rate and variable-rate debt. Variable-rate debt consists primarily of the tranche A secured term loan facility ($1.45 billion at 3.29%), the tranche B term loan facility ($2.47 billion at 6.67%), the incremental term loan ($479 million at 6.75%) and the secured accounts receivable facility ($313 million at 3.76%), each as of December 31, 2010. The impact of amending the incremental term loan in January 2011 is to decrease the amount of interest paid in the table above by $10 million in 2011, $29 million in 2012-2013 and $6 million in 2014. See Note 5 to Notes to Consolidated Financial Statements.

(3)	Purchase obligations include our estimate of the minimum outstanding obligations under noncancelable commitments to purchase goods or services.

At December 31, 2010, contingent purchase price obligations that depend upon the operating performance of certain acquired businesses were less than $1 million. We also have outstanding letters of credit and bid bonds that total approximately $42 million.

We expect our cash on hand, cash flows from operations, availability under our Credit Agreement and availability under our accounts receivable revolving commitment to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending for a period that includes at least the next 12 months.

Depending on market conditions, SunGard, its Sponsors and their affiliates may from time to time repurchase debt securities issued by SunGard, in privately negotiated or open market transactions, by tender offer or otherwise.

Covenant Compliance

Our senior secured credit facilities and the indentures governing our senior notes due 2015, 2018 and 2020 and our senior subordinated notes due 2015 contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares,

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments,

•	make certain investments,

•	sell certain assets,

•	create liens,

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, and

•	enter into certain transactions with our affiliates.

In addition, pursuant to the Principal Investor Agreement by and among our Holding Companies and the Sponsors, we are required to obtain approval from certain Sponsors prior to the declaration or payment of any dividend by us or any of our subsidiaries (other than dividends payable to us or any of our wholly owned subsidiaries).

Under the senior secured credit facilities, we are required to satisfy and maintain specified financial ratios and other financial condition tests. As of December 31, 2010, we are in compliance with all financial and nonfinancial covenants. While we believe that we will remain in compliance, our continued ability to meet those financial ratios and tests can be affected by events beyond our control, and there is no assurance that we will continue to meet those ratios and tests.

Adjusted earnings before interest, taxes, depreciation and amortization and goodwill impairment (“EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the senior notes due 2015, 2018 and 2020 and senior subordinated notes due 2015 and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures and our senior secured credit facilities. We believe that including supplementary information concerning Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

The breach of covenants in our senior secured credit facilities that are tied to ratios based on Adjusted EBITDA could result in a default and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in the indentures allows us to add back certain noncash, extraordinary or unusual charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net loss, which is a GAAP measure of our operating results, to Adjusted EBITDA as defined in our debt agreements. The terms and related calculations are defined in the indentures.

	Year ended December 31,
(in millions)	2008	2009	2010
Net loss from continuing operations	$(92)	$(1,122)	$(390)
Interest expense, net	580	630	636
Taxes	51	(74)	(29)
Depreciation and amortization	746	817	775
Goodwill impairment charge	—	1,126	237

EBITDA	1,285	1,377	1,229
Purchase accounting adjustments(1)	35	17	13
Non-cash charges(2)	35	36	38
Restructuring and other charges(3)	66	41	50
Acquired EBITDA, net of disposed EBITDA(4)	57	4	7
Pro forma expense savings related to acquisitions(5)	17	4	2
Loss on extinguishment of debt and other(6)	76	5	68

Adjusted EBITDA—Senior Secured Credit Facilities	1,571	1,484	1,407
Loss on sale of receivables(7)	25	—	—

Adjusted EBITDA—Senior Notes due 2015, 2018 and 2020 and Senior Subordinated Notes due 2015	$1,596	$1,484	$1,407

(1)	Purchase accounting adjustments include the adjustment of deferred revenue and lease reserves to fair value at the dates of the LBO and subsequent acquisitions made by SunGard and certain acquisition-related compensation expense.

(2)	Non-cash charges include stock-based compensation (see Note 9 of Notes to Consolidated Financial Statements) and loss on the sale of assets.

(3)	Restructuring and other charges include debt refinancing costs, severance and related payroll taxes, reserves to consolidate certain facilities, settlements with former owners of acquired companies and other expenses associated with acquisitions made by SunGard.

(4)	Acquired EBITDA net of disposed EBITDA reflects the EBITDA impact of businesses that were acquired or disposed of during the period as if the acquisition or disposition occurred at the beginning of the period.

(5)	Pro forma adjustments represent the full-year impact of savings resulting from post-acquisition integration activities.

(6)	Loss on extinguishment of debt and other includes the loss on extinguishment of $1.6 billion of senior notes due in 2013, gains or losses related to fluctuation of foreign currency exchange rates impacting the foreign-denominated debt, management fees paid to the Sponsors, and franchise and similar taxes reported in operating expenses, partially offset by certain charges relating to the off-balance sheet accounts receivable securitization facility (terminated in December 2008).

(7)	The loss on sale of receivables under the off-balance sheet accounts receivable securitization facility (terminated in December 2008) is added back in calculating Adjusted EBITDA for purposes of the indentures governing the senior notes due 2015, 2018 and 2020 and the senior subordinated notes due 2015 but is not added back in calculating Adjusted EBITDA for purposes of the senior secured credit facilities.

Our covenant requirements and actual ratios for the year ended December 31, 2010 are as follows:

	Covenant Requirements	Actual Ratios
Senior secured credit facilities(1)
Minimum Adjusted EBITDA to consolidated interest expense ratio	1.80x	2.43x

Maximum total debt to Adjusted EBITDA	6.25x	4.997x

Senior Notes due 2015, 2018, and 2020 and Senior Subordinated Notes due 2015(2)
Minimum Adjusted EBITDA to fixed charges ratio required to incur additional debt pursuant to ratio provisions	2.00x	2.41x

(1)	Our senior secured credit facilities require us to maintain an Adjusted EBITDA to consolidated interest expense ratio starting at a minimum of 1.80x for the four-quarter period ended December 31, 2010 and increasing over time to 1.95x by the end of 2011 and 2.20x by the end of 2013. Consolidated interest expense is defined in the senior secured credit facilities as consolidated cash interest expense less cash interest income further adjusted for certain noncash or nonrecurring interest expense. Beginning with the four-quarter period ending December 31, 2010, we are required to maintain a consolidated total debt to Adjusted EBITDA ratio of 6.25x and decreasing over time to 5.75x by the end of 2011 and to 4.75x by the end of 2013. Consolidated total debt is defined in the senior secured credit facilities as total debt less certain indebtedness and further adjusted for cash and cash equivalents on our balance sheet in excess of $50 million. Failure to satisfy these ratio requirements would constitute a default under the senior secured credit facilities. If our lenders failed to waive any such default, our repayment obligations under the senior secured credit facilities could be accelerated, which would also constitute a default under our indentures.

(2)	Our ability to incur additional debt and make certain restricted payments under our indentures, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charges ratio of at least 2.0x, except that we may incur certain debt and make certain restricted payments and certain permitted investments without regard to the ratio, such as our ability to incur up to an aggregate principal amount of $5.75 billion under credit facilities (inclusive of amounts outstanding under our senior credit facilities from time to time; as of December 31, 2010, we had $4.39 billion outstanding under our term loan facilities and available commitments of $796 million under our revolving credit facility), to acquire persons engaged in a similar business that become restricted subsidiaries and to make other investments equal to 6% of our consolidated assets. Fixed charges is defined in the indentures governing the Senior Notes due 2015, 2018 and 2020 and the Senior Subordinated Notes due 2015 as consolidated interest expense less interest income, adjusted for acquisitions, and further adjusted for noncash interest.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

We do not use derivative financial instruments for trading or speculative purposes. We have invested our available cash in short-term, highly liquid financial instruments, substantially all having initial maturities of three months or less. When necessary, we have borrowed to fund acquisitions.

At December 31, 2010, we had total debt of $8.06 billion, including $4.71 billion of variable rate debt. We entered into interest rate swap agreements which fixed the interest rates for $3.25 billion of our variable rate debt. Swap agreements expiring in February 2011 have notional values of $800 million and $750 million and effectively fix the variable portion of our interest rates at 5.00% and 3.17%, respectively. Swap agreements expiring in February 2012 have a notional value of $1.2 billion and effectively fix the variable portion of our interest rates at 1.78%. Swap agreements expiring in May 2013 have a notional value of $500 million and effectively fix the variable portion of our interest rates at 1.99%. Our remaining variable rate debt of $1.46 billion is subject to changes in underlying interest rates, and, accordingly, our interest payments will fluctuate. During the period when all of our interest rate swap agreements are effective, a 1% change in interest rates would result in a change in interest of approximately $15 million per year. Upon the expiration of each interest rate swap agreement in February 2011 and 2012 and May 2013, a 1% change in interest rates would result in a change in interest of approximately $30 million, $42 million and $47 million per year, respectively. See Note 5 to Consolidated Financial Statements.

During 2010, approximately 31% of our revenue was from customers outside the United States with approximately 67% of this revenue coming from customers located in the United Kingdom and Continental Europe. Only a portion of the revenue from customers outside the United States is denominated in other currencies, the majority being pounds sterling and euros. Revenue and expenses of our foreign operations are generally denominated in their respective local currencies. We continue to monitor our exposure to currency exchange rates.

We enter into currency hedging transactions from time to time to mitigate certain currency exposures.